UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 24, 2007
THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of
incorporation or organization)

1-07151 (Commission File Number)	31-0595760 (I.R.S. Employer Identification No.)

1221 Broadway, Oakland, California (Address of principal executive offices)	94612-1888 (Zip code)
(510) 271-7000
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.)
☐	Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01      Regulation FD
On May 24, 2007, The Clorox Company (the “Company”) issued a press release announcing its strategic growth plan, fiscal year 2008 financial outlook and increase in the quarterly dividend. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 8.01      Other Events
Among other things, on May 24, 2007, the Company reported information about dividends, certain potential future charges and its share repurchase programs. The Company announced that its quarterly cash dividend will be increased by 29 percent to 40 cents per share from 31 cents per share. The dividend at the new rate will be payable on August 15, 2007, to stockholders of record on July 27, 2007. The Company also reported that it may incur possible pretax charges in the range of $45-$55 million. These potential charges are related to some new venture investments and intangible assets the Company may not pursue in light of its new strategy, and some additional supply chain restructuring. As appropriate, additional details will be provided when decisions have been made.
In addition, the Company reported that its Board of Directors reauthorized its share repurchase program for an aggregate purchase amount of up to $750 million, and terminated its previously announced July 17, 2002 and July 16, 2003 share repurchase authorizations. Repurchases may take place from time to time, depending on market conditions. This $750 million share repurchase program is in addition to an evergreen repurchase program previously announced by the Company to reduce or eliminate dilution in connection with issuances of stock under the Company’s stock incentive plans.
Item 9.01      Financial Statements and Exhibits
          (c)      Exhibits

Exhibit	Description
99.1	Press Release dated May 24, 2007 of The Clorox Company

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THE CLOROX COMPANY
Date: May 24, 2007	By:	/s/ Laura Stein
Senior Vice President —
General Counsel

THE CLOROX COMPANY
FORM 8-K
INDEX TO EXHIBITS

Exhibit	Description
99.1	Press Release dated May 24, 2007 of The Clorox Company